UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MANITEX INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MANITEX INTERNATIONAL, INC.

SUPPLEMENT TO PROXY STATEMENT FOR

THE SPECIAL MEETING OF SHAREHOLDERS

to be held on December 20, 2024

December 16, 2024

As previously disclosed, on September 12, 2024, Manitex International, Inc., a Michigan corporation (“Manitex” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tadano Ltd., a Japanese corporation (“Tadano”) and Lift SPC Inc., a Michigan corporation and wholly owned subsidiary of Tadano (“Merger Sub”). On the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Tadano.

On November 20, 2024, the Company filed a definitive proxy statement (the “Proxy Statement”) for a Special Meeting of Shareholders (the “Special Meeting”) to be held at 11:00 a.m., Central Time on December 20, 2024, at the Company’s principal executive offices located at 9725 Industrial Drive, Bridgeview, Illinois, 60455. This supplement (this “Supplement”) to the Proxy Statement supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement.

PROPOSED SETTLEMENT OF LITIGATION

Following announcement of the Merger, as of the date of this Supplement, a purported shareholder of the Company has filed a complaint on November 27, 2024 with the State of Michigan in the Circuit Court for the 30th Judicial Circuit, Ingham County, entitled Joel Zalvin v. Ronald Clark, J. Michael Coffey, Frederick Knox, Takashi Fukui, David Langevin, Stephen Tober, Manitex International Inc., Tadano Ltd. and Lift SPC Inc., Case No. 24-962-CB (the “Complaint”). Among other things, the Complaint, which was served on the Company on December 3, 2024, alleges that the Proxy Statement omitted material information with respect to the Merger, demands that the Merger be enjoined unless certain supplemental disclosures are made, and seeks to enjoin the defendants from breaching their fiduciary duties and to require them to remedy alleged false and misleading statements in the Proxy Statement. Certain other purported shareholders have sent demand letters to the Company making allegations and demands similar to those in the Complaint. It is possible that other complaints will be filed or demand letters received. The Company believes that the alleged omissions are immaterial and that no supplemental disclosure is required by applicable rule, statute, regulation or law.

Solely to avoid the costs, risks and uncertainties inherent in litigation and to allow the Company’s shareholders to vote on the proposals required in connection with the Merger, the Company on December 13, 2024, agreed to make available additional information to its shareholders to supplement the disclosures contained in the Proxy Statement (“Supplemental Disclosures”), in advance of the Special Meeting. The Supplemental Disclosures are set forth below and should be read in conjunction with the Proxy Statement.

The agreement to make the Supplemental Disclosures will not affect the Merger consideration to be paid to the Company’s shareholders in connection with the Merger or the timing of the Special Meeting.

The Company and the other defendants, including Tadano and Merger Sub, have vigorously denied, and continue vigorously to deny, that they have committed any violation of law or engaged in any of the wrongful acts that were or could have been alleged in the Complaint and the demand letters, and expressly maintain that they did not issue or cause to be issued an allegedly materially misleading and incomplete Proxy Statement in connection with the Merger or violate any fiduciary duties or disclosure obligations under Michigan law, and that they are entering into the agreement to make the Supplemental Disclosures solely to eliminate the burden and expense of further litigation and to avoid any possible delay to the closing of the Merger that might arise from further litigation. Nothing in this document shall be deemed an admission of the legal necessity or materiality under any applicable laws of any of the disclosures set forth herein.

The Company’s Board of Directors (the “Board”), acting in reliance upon the unanimous recommendation of a special committee of the Board, comprised solely of independent and disinterested directors (the “Transaction Committee”), continues to recommend that you vote “FOR” the proposals being considered at the Special Meeting.

The information contained herein and in the Supplemental Disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety, along with the periodic reports and other information the Company has filed with the Securities and Exchange Commission (the “SEC”). To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. All page references below are to pages in the Proxy Statement, and terms used below, unless otherwise defined herein, have the meanings given to such terms in the Proxy Statement. Paragraph references used herein refer to the Proxy Statement before any additions or deletions resulting from the supplemental disclosures. The information contained herein speaks only as the date of this Supplement, unless the information indicates another date applies.

IMPORTANT INFORMATION

In connection with the solicitation of proxies, the Company filed the Proxy Statement on November 20, 2024 with the SEC. Shareholders were mailed copies of the Proxy Statement and other proxy materials and can also access such materials and vote at www.proxyvote.com. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY THE COMPANY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. In addition, the Company files annual, quarterly and current reports with the SEC. These reports can be obtained free of charge at the SEC’s web site at www.sec.gov or from the Company’s website at www.manitexinternational.com.

If any shareholders have not already submitted a proxy or voting instruction form for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any shareholder who has previously delivered a proxy or voting instruction form and who does not wish to revoke or change that proxy.

If any shareholders have questions about submitting a proxy card or voting instruction form, or otherwise require assistance, please contact:

19 Old Kings Highway S. – Suite 130

Darien, CT 06820

Shareholders may call toll-free: (877) 972-0090

Banks and brokers call collect: (203) 972-9300

E-mail: proxy@investor-com.com

The information contained herein speaks only as of December 16, 2024 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

This Supplement supplements and updates the disclosures in the Proxy Statement as follows.

1.	The section entitled “Proposal 1: The Merger—Background of the Merger” on pages 35-36 of the Proxy Statement is hereby amended as follows:

(a)	The carryover bullet point on the bottom of page 35 is hereby revised by adding the text underlined below:

•

On August 2, 2024 and on August 8, 2024, Mr. Noriaki Yashiro, Director and Managing Executive Officer of Tadano, discussed with Mr. David Langevin, the Company’s Executive Chairman, whether Tadano could commence its due diligence investigation following the expiration of the Company’s exclusivity obligations with Party E. Mr. Langevin informed Mr. Yashiro that the Company was under an exclusivity obligation agreed to with Party E and that he was restricted in his discussions with Tadano by that obligation.

(b)	The first full bullet point on page 36 is hereby revised by adding the text underlined below:

•

On August 9, 2024, representatives of BGL held a virtual meeting with Party E following the expiration of the exclusivity period. Party E informed representatives of BGL that it was not in a position to execute a definitive merger agreement prior to the expiration of exclusivity. Subsequently at 5:00 pm Eastern Time, Party E’s exclusivity period expired without extension. Following the expiration of exclusivity, a banker representing Party E stated that Party E continued to struggle in getting comfortable with the valuation sought by the Company. The Company did not hear further from Party E.

(c)	The following disclosures are inserted following the second to last bullet on page 38 as a new bullet. The new text is underlined below:

•	At all relevant times that Tadano was considering a transaction with the Company, Mr. Fukui was recused from the process.

2.	The section entitled “Proposal 1: The Merger—Opinion of Brown Gibbons Lang & Company” of the Proxy Statement is hereby amended as follows:

(a)

The first table on page 51 with respect to the Selected OEM Transactions is modified by adding the “Closing Date” column with text underlined and italicized below. The remaining columns in the table have not been modified:

($ in millions)	Announcement Date	Closing Date	Acquirer	Enterprise Value	TTM Adjusted EBITDA	Enterprise Value/ TTM Adjusted EBITDA
Original Equipment Manufacturer Targets
Kalmar Oyj	April 2023	July 2024	Existing Shareholders (Cargotec Demerger)	$2,071	$274	7.6x
KITO Corporation	October 2022	January 2023	The Crosby Group	535	78	6.9x
Hitachi Construction Machinery Co., Ltd. (Minority sale of 26% ownership stake)	January 2022	September 2022	Itochu and Japan Industrial Partners	8,625	1,229	7.0x
Mean				$3,744	$527	7.2x
Median				$2,071	$274	7.0x

(b)

The second table on page 51 with respect to the Select Equipment Rentals Transactions is modified by adding the “Closing Date” column with text underlined and italicized below. The remaining columns in the table have not been modified:

($ in millions)	Announcement Date	Closing Date	Acquirer	Enterprise Value	TTM Adjusted EBITDA	Enterprise Value/ TT111 Adjusted EBITDA
Equipment Rental Targets
Yak Access	March 2024	March 2024	United Rentals, Inc.	$1,100	$171	6.4x
Ahern Rentals	November 2022	December 2022	United Rentals, Inc.	2,000	310	6.5x
Ecoverse	October 2022	November 2022	Alta Equipment	67	10	6.6x
Rabern Rentals	April 2022	April 2022	Manitex International, Inc.	48	7	6.4x
Custom Truck One Source	December 2020	April 2021	NESCO Specialty Rentals	1,475	166	8.9x
Mean				$938	$133	7.0x
Median				$1,100	$166	6.5x

(c)	Under the heading “Premiums Paid Analysis” on page 52, the following disclosures are inserted following the first paragraph. The new text is underlined:

“The transactions observed, corresponding premiums paid and certain additional details related to this analysis are set forth in the table below.”

(d)	Under the heading “Premiums Paid Analysis” on page 52, the following table is inserted following the second paragraph:

Announced Date Closed Date		Target	Acquirer	Transaction Value ($ in millions)	Target Stock 1-Day Premium	Target Stock 1-Week Premium	Target Stock 1-Month Premium
July 3, 2024	Pending(1)	Desktop Metal, Inc.	Nano Dimension Ltd.	$288	27.3%	34.8%	(5.4%)
July 1, 2024	Pending(1)	Spirit AeroSystems Holdings, Inc.	The Boeing Company	8,600	13.3%	12.6%	22.9%
June 28, 2024	Pending(1)	ARC Document Solutions, Inc.	Undisclosed	221	24.5%	25.0%	21.7%
June 3, 2024	Pending(1)	Stericycle, Inc.	Waste Management, Inc.	7,798	20.3%	20.0%	34.3%
May 24, 2024	Pending(1)	Innovative Solutions and Support, Inc.	Undisclosed	119	45.3%	37.3%	9.4%
February 29, 2024	Pending(1)	Sterling Check Corp.	First Advantage Corporation	2,223	34.2%	29.6%	20.0%
January 29, 2024	Pending(1)	McGrath RentCorp	WillScot Holdings Corporation	3,854	11.6%	9.7%	4.3%
December 23, 2023	Pending(1)	Stratasys Ltd.	Nano Dimension Ltd.	1,052	25.9%	30.6%	50.0%
December 3, 2023	Pending(1)	Hawaiian Holdings, Inc.	Alaska Air Group, Inc.	2,976	270.4%	257.1%	297.4%
April 15, 2024	July 2, 2024	Encore Wire Corporation	Prysmian S.p.A.	4,194	11.1%	7.7%	28.6%
March 11, 2024	May 23, 2024	The L.S. Starrett Company	Middl eGround Management, LP	136	63.2%	62.4%	19.7%
February 9, 2024	May 15, 2024	Masonite International Corporation	Owens Corning	4,390	37.7%	42.9%	49.5%
January 19, 2024	April 19, 2024	Kaman Corporation	Arcline Investment Management LP	1,919	105.1%	99.1%	97.4%
January 2, 2024	March 28, 2024	PGT Innovations, Inc.	MITER Brands	3,197	3.2%	1.8%	28.3%
December 22, 2023	April 1, 2024	Daseke, Inc.	TFI International Inc.	1,175	69.0%	77.4%	84.9%
December 11, 2023	April 9, 2024	Eagle Bulk Shipping Inc.	Star Bulk Carriers Corp.	1,110	17.3%	10.2%	26.6%
November 9, 2023	July 18, 2024	Astra Space, Inc.	Undisclosed	87	(32.4%)	(38.3%)	(61.8%)
November 1, 2023	December 21, 2023	Patriot Transportation Holding, Inc.	Blue Horizon Partners, Inc.	67	111.7%	109.8%	97.4%
October 13, 2023	December 20, 2023	P&F Industries, Inc.	ShoreView Industries	50	97.0%	97.0%	99.4%
October 5, 2023	May 10, 2024	SP Plus Corporation	Metropolis Technologies, Inc.	1,690	52.5%	48.4%	40.2%
August 7, 2023	November 30, 2023	Veritiv Corporation	Clayton, Dubilier & Rice, LLC	2,940	20.4%	21.3%	36.4%
July 19, 2023	October 17, 2023	Heritage-Crystal Clean, Inc	J.F. Lehman and Company, LLC	1,355	6.8%	10.0%	23.7%
June 5, 2023	October 18, 2023	CIRCOR International, Inc.	KKR & Co. Inc.	1,722	81.7%	91.9%	111.2%
April 17, 2023	July 13, 2023	Charah Solutions, Inc.	SER Capital Partners	343	57.3%	206.1%	54.6%
March 21, 2023	July 1, 2023	U.S. Xpress Enterprises, Inc.	Knight-Swift Transportation Holdings Inc.	843	352.7%	321.8%	341.0%
March 14, 2023	August 1, 2023	Univar Solutions Inc.	Apollo Global Management, Inc.	8,520	16.0%	6.3%	7.7%
March 8, 2023	June 1, 2023	Kimball International, Inc.	HNI Corporation	563	92.2%	86.6%	81.4%
February 9, 2023	July 20, 2023	Berkshire Grey, Inc.	SoftBank Group Corp.	279	(22.2%)	3.7%	55.1%
January 23, 2023	May 24, 2023	Evoqua Water Technologies Corp.	Xylem Inc.	7,658	28.9%	23.8%	32.8%
December 18, 2022	July 28, 2023	Aerojet Rocketdyne Holdings, Inc.	L3Harris Technologies, Inc.	5,127	5.7%	7.6%	13.3%
December 16, 2022	May 3, 2023	Maxar Technologies Inc.	Advent International, L.P.	6,570	129.4%	121.6%	111.0%
November 7, 2022	March 20, 2023	IAA, Inc.	Ritchie Bros. Holdings Inc	8,367	13.1%	17.1%	29.6%
October 27, 2022	March 27, 2023	Altra Industrial Motion Corp.	Regal Rexnord Corporation	5,185	54.0%	71.2%	84.4%
August 17, 2022	December 27, 2022	Hill International, Inc.	Global Infrastructure Solutions Inc.	288	95.4%	100.0%	94.3%
August 4, 2022	March 17, 2023	Atlas Air Worldwide Holdings, Inc.	Apollo Global Management, Inc.	5,118	5.9%	40.1%	66.4%
July 31, 2022	October 13, 2022	Romeo Power, Inc.	Nikola Corporation	176	34.1%	41.8%	62.7%
July 25, 2022	October 7, 2022	Infrastructure and Energy Alternatives, Inc.	MasTec, Inc.	1,208	34.3%	49.4%	50.6%
June 24, 2022	September 15, 2022	USA Truck, Inc.	Schenker, Inc.	473	117.6%	124.7%	104.9%
May 16, 2022	September 14, 2022	ManTech International Corporation	The Carlyle Group Inc.	4,399	17.1%	18.3%	14.5%
April 14, 2022	May 24, 2022	Vidler Water Resources, Inc.	D.R. Horton, Inc.	289	(3.2%)	(1.1%)	33.4%

Announced Date Closed Date		Target	Acquirer	Transaction Value ($ in millions)	Target Stock 1-Day Premium	Target Stock 1-Week Premium	Target Stock 1-Month Premium
March 29, 2022	October 11, 2022	Nielsen Holdings plc	Brookfield Business Partners L.P.	16,143	26.1%	20.5%	59.4%
March 21, 2022	May 2, 2022	Huttig Building Products, Inc.	Woodgrain Inc.	403	14.1%	17.8%	11.8%
March 18, 2022	May 2, 2022	CCOM Group, Inc.	Goodman Distribution, Inc.	35	50.6%	54.9%	57.6%
February 14, 2022	July 25, 2022	Cornerstone Building Brands, Inc.	Clayton, Dubilier & Rice, LLC	5,027	34.0%	53.9%	50.9%
February 9, 2022	May 2, 2022	US Ecology, Inc.	Republic Services, Inc.	2,330	70.4%	68.5%	50.2%
December 13, 2021	April 5, 2022	SPX FLOW, Inc.	Lone Star Americas Acquisitions, Inc.	4,112	1.0%	2.3%	7.8%
October 25, 2021	February 15, 2022	PAE Incorporated	Amentum Government Services Holdings LLC	2,070	70.3%	73.0%	76.6%
October 12, 2021	February 25, 2022	R. R. Donnelley & Sons Company	Chatham Asset Management, LLC	2,518	120.1%	93.1%	140.6%
September 10, 2021	November 23, 2021	Echo Global Logistics, Inc.	TJC LP	1,464	54.1%	47.0%	51.4%
September 3, 2021	October 26, 2021	AFA Protective Systems, Inc.	Pavion Corp.	138	598.1%	273.7%	317.7%
August 11, 2021	November 12, 2021	The ExOne Company	Desktop Metal, Inc.	612	47.4%	61.7%	41.6%
August 10, 2021	December 14, 2021	Kansas City Southern	Canadian Pacific Kansas City Limited	31,655	11.5%	12.7%	9.7%
July 15, 2021	October 14, 2021	GP Strategies Corporation	Learning Technologies Group plc	422	32.3%	42.0%	29.7%
July 14, 2021	November 30, 2021	Covanta Holding Corporation	EQT Partners AB	5,385	9.0%	12.9%	17.4%
June 21, 2021	October 1, 2021	Lydall, Inc.	Unifrax I LLC	1,446	86.5%	72.5%	74.0%
June 21, 2021	November 30, 2021	Raven Industries, Inc.	CNH Industrial N.V.	2,137	50.2%	34.9%	35.2%
June 17, 2021	November 22, 2021	CAI International, Inc.	Mitsubishi HC Capital Inc.	987	40.3%	48.0%	33.5%
May 28, 2021	July 28, 2022	Welbilt, Inc.	Ali Group S.r.l.	4,933	20.5%	21.3%	6.8%
April 19, 2021	July 19, 2021	Knoll, Inc.	MillerKnoll, Inc.	2,051	46.1%	50.0%	43.6%
April 15, 2021	May 21, 2021	General Finance Corporation	United Rentals	610	55.5%	63.8%	59.0%
March 31, 2021	August 31, 2021	KushCo Holdings, Inc.	Greenlane Holdings, Inc.	136	(31.0%)	(34.4%)	(48.2%)
March 25, 2021	June 15, 2021	Houston Wire & Cable Company	Omni Cable Corporation	138	39.5%	44.0%	28.0%
March 12, 2021	1/0/1900	Aegion Corporation	Undisclosed	1,204	10.0%	9.6%	34.8%
February 16, 2021	May 17, 2021	Aegion Corporation	New Mountain Capital, L.L.C.	1,247	39.9%	44.0%	43.3%
February 8, 2021	May 25, 2021	Cubic Corporation	Veritas Capital Fund Management	3,493	18.5%	22.7%	17.6%
February 4, 2021	June 4, 2021	CoreLogic, Inc.	Insight Venture Management	8,021	(1.0%)	6.4%	6.6%
December 7, 2020	April 14, 2021	SEACOR Holdings Inc.	AIP, LLC	1,235	14.4%	24.9%	40.7%
November 24, 2020	December 30, 2020	The Goldfield Corporation	First Reserve Corporation	234	63.9%	63.9%	48.0%
November 16, 2020	December 24, 2020	HD Supply Holdings, Inc.	The Home Depot, Inc.	10,315	25.0%	28.0%	32.8%
November 15, 2020	January 29, 2021	Foundation Building Materials, Inc.	American Securities LLC	1,441	27.0%	33.2%	9.3%
November 13, 2020	January 29, 2021	Mikros Systems Corporation	McKean Defense Group, LLC	5	13.0%	23.8%	30.0%
September 16, 2020	November 9, 2020	ClearStar, Inc.	Hanover Investors Management LLP	23	24.4%	20.7%	20.7%
September 11, 2020	November 10, 2020	Torotel, Inc.	TT Group Industries, Inc.	43	208.5%	193.8%	177.9%
September 11, 2020	September 4, 2020	HYB Holding Corp.	Undisclosed	14	(65.7%)	(34.2%)	(63.7%)
August 27, 2020	January 1, 2021	BMC Stock Holdings, Inc.	Builders FirstSource, Inc.	3,039	13.7%	12.4%	43.1%
July 16, 2020	October 1, 2020	InnerWorkings, Inc.	HH Global Limited	331	127.3%	143.9%	86.3%

Announced Date Closed Date		Target	Acquirer	Transaction Value ($ in millions)	Target Stock 1-Day Premium	Target Stock 1-Week Premium	Target Stock 1-Month Premium
July 6, 2020	October 8, 2020	Vivint Solar, Inc.	Sunrun Inc.	3,638	9.2%	15.9%	22.5%
March 2, 2020	July 1, 2020	Mobile Mini, Inc.	WillScot Mobile Mini Holdings Corp.	1,901	8.2%	2.5%	1.1%
January 30, 2020	July 1, 2021	Navistar International Corporation	Dusk Inc.	9,415	84.6%	70.2%	53.8%
November 12, 2019	February 3, 2020	Continental Building Products, Inc.	CertainTeed Gypsum & Ceiling USA, Inc.	1,564	15.6%	21.7%	32.7%
November 6, 2019	March 27, 2020	Aircastle Limited	Marubeni Corporation	6,916	16.0%	19.1%	46.5%
September 23, 2019	December 19, 2019	Arotech Corporation	Greenbriar Equity Group, L.P.	107	32.7%	26.1%	28.2%
August 28, 2019	December 31, 2019	Ecology & Environment, Inc.	WSP Global Inc.	66	50.0%	45.1%	41.9%
August 9, 2019	January 9, 2020	Wesco Aircraft Holdings, Inc.	Pattonair Limited	1,949	7.1%	6.2%	1.6%
August 2, 2019	October 11, 2019	Navigant Consulting, Inc.	Guidehouse LLP	1,234	16.5%	15.8%	19.1%

Notes:

(1)	As of September 1, 2024.

(e)

The following disclosures appearing in the second full paragraph under the heading “Discounted Cash Flow Analysis” beginning on page 52 are modified by adding the text underlined below and breaking this single paragraph into smaller, multiple paragraphs. The tables that have been added are italicized and underlined below:

In performing this analysis, BGL calculated terminal values of the Company by applying a range of perpetuity growth rates of 1.25% to 1.55% (for both the Initial Company Management Projections and the Updated Company Management Projections), to determine a terminal year estimate of the unlevered, after-tax free cash flows that the Company was forecasted to generate based on the Initial Company Management Projections and the Updated Company Management Projections, respectively. The range of perpetuity growth rates of 1.25% to 1.55% was estimated by BGL utilizing its professional judgment and experience and taking into account a number of factors, including market expectations regarding long-term real growth of gross domestic product and inflation in the geographies the Company operates in. The perpetuity growth rate applicable to the Company in four years for the purposes of this analysis was assumed to be 1.40%, which was determined by BGL in its professional experience and judgment to be in-line with the weighted average of the Organization for Economic Co-Operation and Development’s Real GDP Long-Term Forecast for the U.S., Canada, Eurozone, and of All Other OECD Countries, weighted for the Company’s respective revenue exposure to each geography. Additional details regarding the Real GDP Long-Term Forecast (compound annual growth rate between 2028 and 2060) by geography, as weighted based on the Company’s revenue exposure to each geography, is set forth below:

(Real GDP, trillions of USD at 2015 PPP)	2028	2060	Compound annual growth rate	% of Company’s Revenue	Weighting
U.S.	$23.805	$36.095	1.31%	55.3%	0.72
Euro Area	$16.617	$26.009	1.41%	30.5%	0.43
Canada	$1.985	$3.613	1.89%	8.5%	0.16
OECD	$68.413	$112.415	1.56%	5.7%	0.09
Geographically Weighted Long-Term Growth:					1.40%

Once the perpetuity growth rate of 1.40% was selected, a range 1.25% to 1.55% was created by BGL utilizing its professional judgment and experience by adding and subtracting 0.15% to the perpetuity growth rate selected.

The unlevered cash flows and terminal values in each case were then discounted to present value as of June 30, 2024, using discount rates ranging from 15.70% to 16.10% (for both the Initial Company Management Projections and Updated Company Management Projections). This range was created by adding or subtracting 0.20% to the 15.9% discount rate selected, which was selected based on an estimate of the Company’s weighted average cost of capital (cost of equity and cost of debt) utilizing BGL’s professional judgment and experience and the mid-year cash flow discounting convention. As inputs to the weighted average cost of equity, BGL took into account, among other things, risk-free rate (based on the US 20 year treasury data as of September 11, 2024), market risk premium (based on data published in Kroll “Cost of Capital Navigator” as of July 2024) and a market capitalization size premium of 7.60% (based on data obtained from the Center for Research in Security Prices Deciles Size Data for companies in market capitalization Decile 10B as of December 2023, which included companies with a market capitalization between $1.576 million and $97.398 million). As inputs to the weighted average cost of debt, BGL took into account the pre-tax cost of debt and post-tax cost of debt and used an interest rate of 8.0% based on the Company’s weighted average cost of debt as of June 30, 2024.

BGL calculated the following terminal values for the Company with respect to the Management Case and Updated Management Case utilizing the perpetuity growth rate range of 1.25% to 1.55% and discount rate range of 15.70% to 16.10%:

($ in thousands)	15.70%	15.80%	15.90%	16.0%	16.10%
1.25%	$239,432	$237,785	$236,162	$234,560	$232,980
1.33%	$240,859	$239,195	$237,553	$235,934	$234,337
1.40%	$242,302	$240,619	$238,959	$237,322	$235,707
1.48%	$243,760	$242,058	$240,380	$238,724	$237,091
1.55%	$245,234	$243,512	$241,815	$240,141	$238,490

Based on its analysis, BGL calculated a range of implied Equity Values for the Company for the Initial Company Management Projections and the Updated Company Management Projections, after adjusting in both instances for net debt as of June 30, 2024 (approximately $84.2 million), the implied value of the Rabern Non-Controlling Interest, and estimated Company transaction expenses as of September 11, 2024 (approximately $6.2 million). BGL then divided these ranges of implied Equity Values by the number of fully diluted shares of Company common stock (equal to 21,113,504 as of September 11, 2024, as provided by Company management), to derive a range of implied equity values per share of Company common stock of (i) $4.65 to $5.04 based on the Initial Company Management Projections, and (ii) $4.62 to $5.01 based on the Updated Company Management Projections. BGL compared these ranges to the per share merger consideration of $5.80 to be paid to holders of Company common stock (other than the holders of Excluded Shares) pursuant to the Merger Agreement.

(f)	The following disclosures appearing in the second full paragraph beginning on page 54 under the heading “General” are modified by adding the text underlined below:

During the past two years, (i) the Company has not engaged BGL to provide, and BGL has not provided, investment banking, financial advisory or other financial services to the Company unrelated to the Merger for which the Company pays or expects to pay fees to BGL and (ii) BGL and its affiliates have not provided any investment banking or other financial services to Tadano or its affiliates, for which BGL and its affiliates have received compensation. BGL and its affiliates may provide investment banking and other financial services to Tadano or its affiliates in the future, for which BGL and its affiliates may receive compensation. In addition, BGL and its affiliates have not provided any contingent fee based investment banking or other financial services to Tadano or its affiliates. BGL has not pitched its services to Tadano or its affiliates at the same time it was advising the Company in connection with the Merger.

(g)	The following disclosures appearing in the third full paragraph beginning on page 54 under the heading “General” are modified by adding the text underlined below:

BGL and its affiliates are engaged in financial services, including, without limitation, investment banking, financial advisory, and corporate finance. In the ordinary course of business, BGL, its successors and affiliates may hold or trade the equity, debt or other securities or financial instruments (including bank loans and other obligations) of the Company or Tadano or any of their respective affiliates and, accordingly, may at any time hold a long or short position in such securities or instruments (or in related derivatives). As of the date hereof, BGL and its affiliates do not hold equity, debt or other securities or financial instruments (including bank loans and other obligations) of the Company or Tadano or any of their respective affiliates. The Company engaged BGL to act as a financial advisor based on BGL’s qualifications, experience and reputation. BGL is an internationally recognized investment banking firm that has substantial experience in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

3.

The section entitled “Proposal 1: The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Treatment of Company Equity Awards” on page 78 of the Proxy Statement is hereby amended as follows:

(a)	The fourth bullet point is hereby revised by adding the text underlined below:

•

New Grant of Company RSUs. J. Michael Coffey, the Company’s Chief Executive Officer and a director, was granted 100,000 Company RSUs, in connection with the Merger, and Joseph Doolan, the Company’s Chief Financial Officer, was granted 50,000 Company RSUs, in connection with the Merger. Additionally, 300,000 Company PSUs held by Mr. Coffey will be converted to Company RSUs, in connection with the Merger. Pursuant to their September 11, 2024 resolutions, the Transaction Committee and the Board determined that it was in the best interest of the Company and its shareholders to make the new grant of RSUs to Michael Coffey, and convert some of his PSU to RSUs.

(b)	The last paragraph is hereby revised by adding the text underlined below:

For an estimate of the amounts that would become payable to each of the Company’s named executive officers in settlement of his or her unvested equity awards, see “Proposal 1: The Merger—Interests of Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.” If the effective time of the Merger were February 1, 2025, based on the number of equity awards outstanding as of February 1, 2025 and a price per share of Company common stock of $5.80, the Company estimates the aggregate amount that would become payable to the Company’s four non-employee directors in settlement of their unvested equity awards to be $208,800 ($69,600 to each of Messrs. Clark, Knox and Tober). Pursuant to the terms of his employment arrangements with Tadano, Mr. Fukui’s equity grants are assigned to Tadano, and therefore he will not receive any cash payment in settlement of unvested equity awards.

4.

The section entitled “Proposal 1: The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” on page 80 of the Proxy Statement is hereby amended by inserting the following paragraph after the “—Golden Parachute Compensation” section:

Tadano Director Nominee

Takashi Fukui joined our Board in June 2024 as a nominee of Tadano. Mr. Fukui is currently employed with Tadano as Executive Officer, International Sales Division, and concurrently serves on the Boards of Directors for Tadano’s subsidiaries in America, Australia, Singapore, Thailand and India. As of the date hereof, no discussions between Tadano and Mr. Fukui have occurred regarding any increased compensation as a result of the Merger.

5.

The section entitled “The Merger Agreement—Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws” on page 84 of the Proxy Statement is hereby amended by revising the second paragraph to add the text underlined below:

The members of the board of directors of Merger Sub immediately prior to the effective time will, from and after the effective time, be the members of the board of directors of the surviving corporation until the earlier of their resignation or removal or until their successors have been duly elected and qualified, as the case may be. The officers of the Company immediately prior to the effective time will, from and after the effective time, be the officers of the surviving corporation until the earlier of their resignation or removal or until their successors have been duly elected and qualified, as the case may be. This provision was included in the initial draft of the Merger Agreement circulated by the Company to potential buyers, and was not discussed or modified during the negotiation process. As of the date of this proxy statement, no executive officer of the Company has had any discussions or reached any understandings on potential employment with the surviving corporation or with Tadano or Merger Sub (or any of their respective affiliates) following the consummation of the Merger. No discussions have occurred or assurances have been given to any of the Company’s executive officers regarding the length of time they would remain as officers or employees of the surviving corporation or any compensation arrangements following the effective time of the Merger.

6.	The section entitled “The Merger Agreement—Acquisition Proposals—Restrictions” on page 93 of the Proxy Statement is hereby amended by inserting the following paragraph after the bullet points:

There were no standstill agreements between the Company and any of the bidding parties.

—END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—

Additional Information Regarding the Merger and Where to Find It

In connection with the solicitation of proxies, Manitex filed the Proxy Statement on November 20, 2024, with the SEC. INVESTORS AND SHAREHOLDERS ARE URGED, PRIOR TO MAKING ANY INVESTMENT OR VOTING DECISION, TO READ THE PROXY STATEMENT, SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Shareholders may obtain free copies of the Proxy Statement, any amendments or supplements thereto, the Schedule 13e-3 filing and other documents containing important information about Manitex, Tadano and the Merger, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Free copies of the documents filed with the SEC can also be obtained on Manitex’s website at www.manitexinternational.com or by contacting Manitex’s Corporate Secretary at (708) 237-2052 or InvestorCom LLC, Manitex’s proxy solicitor, at (877) 972-0090 or proxy@investor-com.com.

Certain Information Regarding Participants in the Solicitation

Manitex, Tadano and certain of their directors, executive officers and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the Merger. Information regarding Manitex’s directors and executive officers, additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, is included in the Proxy Statement, the Schedule 13e-3 and in subsequent documents that are filed or will be filed with the SEC regarding the Merger. Free copies of these materials may be obtained as described in the preceding paragraph.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including statements concerning the Company’s plans, objectives, goals, beliefs, strategy and strategic objectives, future events, business conditions, results of operations, financial position, business outlook, business trends and other information, as well as statements related to the expected timing, completion, financial benefits, and other effects of the Merger, may be forward-looking statements. These statements are based on current expectations of future events and may include words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates, expectations and assumptions and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Risks and uncertainties include, but are not limited to: (i) the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of its common stock, (ii) the failure to satisfy the conditions to the consummation of the Merger, including the adoption of the Merger Agreement by the shareholders of the Company, and the receipt of certain governmental and regulatory approvals in a timely manner or at all or that such approvals may be subject to conditions that are not anticipated, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally, (v) the risk that the Merger disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the Merger, (vi) the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the Merger, (vii) the risk that the Merger and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, employees, shareholders and other business partners and on its operating results and business generally, (viii) the risk that the Company’s business and/or Tadano’s business will be adversely impacted during the pendency of the acquisition, (ix) risks related to financial community and rating agency perceptions of the Company or Tadano or their respective businesses, operations, financial condition and the industry in which they operate, (x) risks related to disruption of management attention from ongoing business operations due to the Merger, (xi) risks related to the potential impact of general economic, political and market factors on the Company, Tadano or the Merger and (xii) expected cost savings, synergies and other financial benefits from the Merger not being realized within the expected time frames and costs or difficulties relating to integration matters being greater than expected. The foregoing list of risk factors is not exhaustive. Readers are advised to carefully consider the foregoing risk factors and the other risks and uncertainties that affect the businesses of the Company described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024; Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed on May 2, 2024, June 30, 2024, filed on August 7, 2024, and September 30, 2024, filed on November 7, 2024; and other reports and documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these filings are available online at https://www.manitexinternational.com/sec-filing/. Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.